Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

November 10, 2021

Devon Energy Corporation

333 W. Sheridan Ave

Oklahoma City, OK 73102

Re: Devon Energy Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Devon Energy Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to (i) $224,079,000 aggregate principal amount of the Company’s 8.250% Senior Notes due 2023 (the “2023 Exchange Notes”), (ii) $465,268,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2024 (the “2024 Exchange Notes”), (iii) $377,557,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2027 (the “2027 Exchange Notes”), (iv) $322,488,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2028 (the “2028 Exchange Notes”), and (v) $573,827,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2030 (the “2030 Exchange Notes” and, together with the 2023 Exchange Notes, the 2024 Exchange Notes, the 2027 Exchange Notes and the 2028 Exchange Notes, the “Exchange Notes”), each to be issued under the Indenture, dated as of July 12, 2011 (the “Base Indenture”), between the Company and UMB Bank, National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 6, dated as of June 9, 2021 (the “Supplemental Indenture No. 6”), between the Company and the Trustee, and as supplemented by Supplemental Indenture No. 7, dated as of June 9, 2021 (together with the Base Indenture and the Supplemental Indenture No. 6, the “Indenture”), between the Company and the Trustee.

The Exchange Notes are to be issued pursuant to an offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to (i) $224,079,000 of the 2023 Exchange Notes, which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding 8.250% Senior Notes due 2023 (the “2023 Original Notes”), (ii) $465,268,000 of the 2024 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 5.250% Senior Notes due 2024 (the “2024 Original Notes”), (iii) $377,557,000 of the 2027 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 5.250% Senior Notes due 2027 (the “2027 Original Notes”), (iv) $322,488,000 of the 2028 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 5.875% Senior Notes due 2028 (the “2028 Original Notes”), and (v) $573,827,000 of the 2030 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 4.500% Senior Notes due 2030 (the “2030 Original Notes” and, together with the 2023 Original Notes, the 2024 Original Notes, the 2027 Original Notes and the 2028 Original Notes, the “Original Notes”), in each case as contemplated by the Registration Rights Agreement, dated as of June 9, 2021 (the “Registration Rights Agreement”), among the Company and BofA Securities, Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC.

Devon Energy Corporation

November 10, 2021

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 of the Company relating to the Exchange Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Registration Rights Agreement;

(c) an executed copy of the Indenture;

(d) the forms of global certificates included in the Indenture evidencing the Exchange Notes to be registered in the name of Cede & Co. (the “Exchange Note Certificates”);

(e) an executed copy of a certificate of Edward Highberger, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of November 10, 2021, and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s By-laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(h) a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware; and

(i) copies of certain resolutions of the Board of Directors of the Company, adopted on September 26, 2020, certified pursuant to the Secretary’s Certificate (collectively, the “Board Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials including, the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Indenture and the Exchange Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Exchange Note Certificates have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and have been issued and delivered by the Company upon consummation of the Exchange Offer against receipt of the Original Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

Devon Energy Corporation

November 10, 2021

The opinion stated herein is subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(f) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement or document (including agreements or other documents incorporated by reference or attached or annexed thereto);

(g) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Transaction Documents, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations under each of the Transaction Documents, including the issuance of the Exchange Notes: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2020), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law);

(b) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations under each of the Transaction Documents, including the issuance of the Exchange Notes, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(c) the Base Indenture has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company.

Devon Energy Corporation

November 10, 2021

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJH